Global Self Storage Reports Second Quarter 2020 Results
Limited COVID-19 Impact to Revenues and Continued to Employ a Disciplined Approach to Controlling Expenses, Driving Strong Same-Store Net Operating Income Growth

NEW YORK – August 14, 2020 – Global Self Storage, Inc. (NASDAQ: SELF) a real estate investment trust that owns, operates, manages, acquires, develops and redevelops self-storage properties, reported results for the second quarter and first half ended June 30, 2020. All comparisons are to the same period in 2019 unless otherwise noted.

Q2 2020 Highlights
•	Total revenues increased 4.0% to $2.2 million.
•	Net loss was $22,000 or $(0.00) per share.
•	Funds from operations (FFO) was $508,000 or $0.05 per diluted share.
•	Adjusted FFO (AFFO) was $545,000 or $0.06 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues decreased 1.3% to $1.8 million.
•	Same-store cost of operations decreased 14.0% to $711,000, which resulted from a decrease in every major category of same-store level expenses.
•
Same-store net operating income (NOI) increased 9.1% to $1.1 million, primarily due to the decrease in store-level cost of operations and limiting the decrease in revenues caused by the COVID-19 pandemic, as described below.

•	Same-store occupancy at June 30, 2020 decreased 110 basis points to 92.9% from 94.0% at June 30, 2019.
•	Same-store average tenant duration of stay at June 30, 2020 was approximately 3.0 years, up from 2.9 years at June 30, 2019.
•	Maintained quarterly dividend of $0.065 per share.
•
Capital resources at June 30, 2020 totaled approximately $9.3 million, comprised of $2.7 million in cash and cash equivalents and restricted cash, $1.5 million in marketable equity securities, and $5.1 million available under a revolving credit line.

•	Deceleration of general and administrative (G&A) expense growth limited the increase in G&A expense to 3.8%.

First Half 2020 Highlights
•	Total revenues increased 5.1% to $4.5 million.
•	Net loss was $379,000 or $(0.04) per share.
•	FFO was $858,000 or $0.09 per diluted share.
•	AFFO was $933,000 or $0.10 per diluted share.
•	Same-store revenues increased 0.4% to $3.7 million, despite COVID-19 pandemic and related economic disruption.
•	Same-store cost of operations decreased 11.1% to $1.5 million, resulting from a decrease in every major category of same-store level expenses.
•
Same-store NOI increased 9.7% to $2.2 million, primarily due to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic, as described below.

•	Same-store occupancy at June 30, 2020 decreased 110 basis points to 92.9% from 94.0% at June 30, 2019.
•	Same-store average tenant duration of stay at June 30, 2020 was approximately 3.0 years, up 3.5%.
•	Distributed dividends of $0.13 per share of common stock.

Update Related to COVID-19 Pandemic
•	Continued operations and provided tenant access at all stores, as the company continued to protect its tenants and employees by following applicable COVID-19 safety guidelines.
•
Benefited from contactless technology deployed pre-COVID-19 that provides tenants online leasing and payment options, as well as on-site kiosks that facilitate contactless rentals, lock purchases and payments 24/7.

•	Total revenue growth was up 4% for the second quarter of 2020, versus the same period last year.
•	At June 30, 2020, same-store occupancy was 92.9% and combined store occupancy was at 90.5%.
•	Rent collections during Q2 have remained consistent year over year at greater than 97%, despite the COVID-19 pandemic.
•
Reduction in same-store revenues was caused by the temporary suspension of the company’s existing tenant revenue rate increase program, waiver of certain late fees due to COVID-19 hardship, and delays to the company’s auction process—all designed to maintain tenant occupancy and retain brand loyalty during the COVID-19 pandemic.

•
In light of reduced in-person marketing opportunities due to the COVID-19 pandemic, the company has pivoted to digital and print marketing of its third-party management program, Global MaxManagementSM.

•
Continuing to explore the possibility of entering into joint-venture relationships with third parties for the acquisition of self-storage facilities; the company believes such third-party interest to conduct business with the company is due to its history of strong same-store performance and proven operational expertise.

•
Capital resources available at June 30, 2020 totaled approximately $9.3 million, providing operational flexibility for the company to continue to pursue its long-term strategic business plan. The plan includes self-storage property acquisitions, either directly or through joint ventures, and expansions at its existing properties.

•
Company continues to remain cautious regarding the second half of the year due to the continuing uncertainty related to the impacts of the COVID-19 pandemic, including the potential for future stay-at-home orders, uncertain economic climate, and potential impact on rentals, vacates, pricing, receivables, auctions and existing customer rent increases.

Management Commentary
“The self storage industry has once again demonstrated its resilience as demand continues to return to pre-pandemic levels,” said Global Self Storage president and CEO, Mark C. Winmill. “Despite the COVID-19 pandemic, in the second quarter we achieved better than expected progress with lease-ups along with consistent rent collections throughout our portfolio. We also realized store-level expense reductions and a meaningful deceleration in the growth of our corporate-level G&A expense.

“In fact, every major category of same-store level expense decreased as the result of our disciplined approach to controlling expenses. Combined with our efforts to limit the loss in same-store revenue due to the COVID-19 pandemic, the cost improvements helped drive nearly double-digit percentage growth in same-store NOI.

“We have also seen an increase in demand for self storage since mid-June, as various areas of the U.S. emerged from stay at home orders. These trends may change to the extent they are driven by short-term factors such as potentially renewed stay at home orders and any delays in our auction process.

“We had suspended our tenant rental rate increase program in May and June, but last month we restarted it for all of our properties. For the remainder of the year, we expect any rent increases for existing tenants to be in line with or slightly less than the increases we made last year.

“So far this year we have completed two expansion projects and one conversion. The first was our expansion of our Millbrook, N.Y. property completed in February that added 11,800 leasable square feet of climate-controlled units. The pace of the Millbrook lease-up increased toward the end of the second quarter, with its total area of occupancy going from 47% in March to 67% at the end of June. This trend continued into the current quarter, reaching 76% by the end of July.

“At the end of June, we completed our conversion project at the McCordsville, Indiana property that added another 13,713 leasable square feet of climate-controlled units. Earlier this month, we completed the expansion at our West Henrietta, New York property, adding about 7,300 leasable square feet of drive-up storage units.

“Altogether, we have added a total of 32,813 leasable square feet of climate-controlled and drive-up units this year. We designed and executed tailored lease-up programs for our newly expanded and converted properties, which helped to produce better than expected results despite COVID-19. As with all of our properties, we expect the additional climate-controlled units to command a premium versus non-climate-controlled units.

“We believe the elevated lease-up activity is primarily due to pent-up demand and increased urban migration to the suburbs. If these trends continue, we expect to explore additional expansion or conversion opportunities in the second half of the year.

“Our third-party management platform, Global MaxManagement, provides an additional revenue stream through management fees and tenant insurance premiums. We expect it to also help build brand awareness and a captive acquisition pipeline over time. We continue to actively market Global MaxManagement to single-property and small-portfolio self-storage owners, as well as property developers.

“For the remainder of 2020, we will continue to leverage the competitive strengths of our business model and focus on advancing our long-term strategic growth plan, as we continue to do all we can to protect our tenants and employees by following the prescribed COVID-19 safety guidelines. We have long provided contactless methods of online leasing and payment options, as well as on-site kiosks open 24/7 that facilitate contactless rentals, automated lock dispensing, and rental payments.

“Global Self Storage has been well-positioned to weather these challenging times with a strong balance sheet and disciplined strategy for expansion and acquisitive growth when opportunities arise. As the economy continues to get back on track, we will leverage our competitive strengths as we continue to target underserved markets with our model for success in self storage that we believe has contributed to our strong historical same-store results.”

Q2 Financial Summary
Total revenues increased 4.0% to $2.2 million in the second quarter of 2020, as compared to $2.1 million in the same period last year. The increase was primarily attributable to the West Henrietta, N.Y. acquisition and the result of the company’s revenue rate management program of raising existing tenant rates. The increase in revenue was partially offset by the temporary suspension in May and June of the company’s existing tenant rental rate increase program.

Total operating expenses in the second quarter of 2020 increased 5.9% to $2.0 million, compared to $1.8 million in the same period last year. The increase was primarily due to increases in certain general and administrative expenses.

Net loss was $22,000 or $(0.00) per diluted share in the second quarter of 2020, as compared to net income of $137,000 or $0.02 per diluted share in the same period last year.

Q2 Same-Store Results
At June 30, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.

For the second quarter of 2020, same-store revenues decreased 1.3% to $1.82 million, compared to $1.84 million for the same period last year. The decrease was driven by the suspension of the company’s existing tenant revenue rate increase program, waiver of certain late fees due to COVID-19 hardship, and delays to the company’s auction process—all designed to maintain tenant occupancy and retain brand loyalty during the COVID-19 pandemic.

Same-store cost of operations in the second quarter decreased 14.0% to $711,000, compared to $827,000 in the same period last year. This decrease in same-store cost of operations was due primarily to decreased store property taxes, store level employment costs, and store level administrative expenses.

Same-store NOI increased 9.1% to $1.1 million in the second quarter of 2020, compared to $1.0 million for the same period last year. The increase was primarily due to a decrease in store-level cost of operations and limiting the decrease in revenues caused by the COVID-19 pandemic.

Same-store occupancy at June 30, 2020 decreased 110 basis points to 92.9% from 94.0% at June 30, 2019.

Same-store average duration of tenant stay at June 30, 2020 was approximately 3.0 years, up 3.5% from approximately 2.9 years at June 30, 2019.

For a reconciliation of net income (loss) to same-store NOI, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 Operating Results
Net loss in the second quarter of 2020 was $22,000 or $(0.00) per diluted share, compared to net income of $137,000 or $0.02 per diluted share in the second quarter of 2019.

General and administrative expenses increased 3.8% to $576,000 in the second quarter of 2020, compared to $555,000 in the same period last year. The increase was primarily attributable to an increase in certain professional fees.

Business development costs for the second quarter of 2020 totaled $817, compared to $15,044 in the same period last year. These costs primarily consisted of costs incurred in connection with business development, capital raising, and future potential store acquisitions, as well as expenses related to the company’s third-party management platform marketing initiatives. The decrease is primarily attributable to decreased expenses related to third-party management marketing expenses.

Interest expense for the second quarter of 2020 was $295,000 compared to $256,000 in the year-ago period. The increase was due to funds drawn on the company’s revolving line of credit.

FFO in the second quarter of 2020 was $508,000 or $0.05 per diluted share, compared to FFO of $417,000 or $0.05 per diluted share in the same period last year.

AFFO in the second quarter of 2020 was $545,000 or $0.06 per diluted share, compared to AFFO of $484,000 or $0.06 per diluted share in the same period last year.

First Half Financial Summary
Total revenues increased 5.1% to $4.5 million in the first half of 2020, compared to $4.3 million in the same period last year. The increase was primarily attributable to the West Henrietta, N.Y. acquisition and the result of the company’s revenue rate management program of raising existing tenant rates. The increase in revenue was partially offset by the temporary suspension in May and June of the company’s existing tenant rental rate increase program.
Total operating expenses increased 11.0% to $4.1 million in the first half of 2020, from $3.7 million in the same year-ago period. The increase was primarily due to increased general and administrative expenses.
Operating income decreased 31.8% to $396,000 in the first half of 2020 versus $580,000 in the same period last year. The decrease in operating income was driven primarily by increased general and administrative expenses.
Net loss in the first half of 2020 was $379,000 or $(0.04) per diluted share, compared to net income of $325,000 or $0.04 per diluted share in the same year-ago period.
First Half Same-Store Results
At June 30, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.
For the first half of 2020, same-store revenues increased 0.4% to $3.7 million compared to $3.6 million in the same year-ago period. The increase resulted primarily from consistent rent collections, despite the COVID-19 pandemic, combined with an increase in administrative fees for tenant-stored items insurance.
Same-store operating expenses in the first half of 2020 decreased 11.1% to $1.5 million compared with $1.6 million in the year-ago period. The decrease was primarily driven by decreased accruals for store property taxes, and decreased store level employment costs and store level administrative expenses.
Same-store NOI in the first half of 2020 increased 9.7% to $2.2 million compared with $2.0 million for the same period last year. The increase was due primarily to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic.
Same-store occupancy at June 30, 2020 decreased 110 basis points to 92.9% from 94.0% at June 30, 2019.
Same-store average tenant duration of stay at June 30, 2020 was approximately 3.0 years, up 3.5% compared to approximately 2.9 years at June 30, 2019.
For a reconciliation of net income (loss) to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.
First Half Operating Results
Net loss in the first half of 2020 was $379,000 or $(0.04) per diluted share, as compared to net income of $325,000 or $0.04 per diluted share for the first half of 2019.
General and administrative expenses increased 13.3% to $1.3 million in the first half of 2020 compared with $1.1 million in the year-ago period. The increase was primarily attributable to an increase in certain professional fees.
Business development costs for the first half of 2020 decreased to $10,000 from $23,000 in the year-ago period. The decrease is primarily attributable to less expenses related to third-party management marketing expenses.
Interest expense for the first half of 2020 was $600,000 compared to $517,000 in the year-ago period. This increase was attributable to interest expense on funds drawn on the credit revolver.
FFO in the first half was $858,000 or $0.09 per diluted share, compared to FFO of $802,000 or $0.10 per diluted share in the same period last year.
AFFO in the first half of 2020 was $933,000 or $0.10 per diluted share, compared to AFFO of $931,000 or $0.12 per diluted share in the same period last year.

Q2 and First Half FFO and AFFO

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(22,144)	$136,845	$(378,568)	$324,668
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	27,764	(72,833)	218,169	(227,282)
Depreciation and amortization	502,746	352,809	1,018,682	704,376
FFO attributable to common stockholders	508,366	416,821	858,283	801,762
Adjustments:
Compensation expense related to stock-based awards	35,317	51,731	64,479	105,890
Business development, capital raising, store acquisition, and third-party management marketing expenses	817	15,044	10,057	23,294
AFFO attributable to common stockholders	$544,500	$483,596	$932,819	$930,946

Earnings per share attributable to common stockholders - basic	$(0.00)	$0.02	$(0.04)	$0.04
Earnings per share attributable to common stockholders - diluted	$(0.00)	$0.02	$(0.04)	$0.04
FFO per share - diluted	$0.05	$0.05	$0.09	$0.10
AFFO per share - diluted	$0.06	$0.06	$0.10	$0.12

Weighted average shares outstanding - basic	9,269,567	7,640,991	9,266,189	7,635,885
Weighted average shares outstanding - diluted	9,269,567	7,650,296	9,266,189	7,642,980

Dividends
On June 1, 2020, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year ago and previous quarter.

For the first half of 2020, the company distributed dividends of $0.13 per share of common stock.

Balance Sheet
At June 30, 2020, capital resources totaled approximately $9.3 million, comprised of $2.7 million in cash and cash equivalents and restricted cash, $1.5 million in marketable equity securities, and $5.1 million available for withdrawal under a credit facility.

Additional Information
More information about the company’s second quarter and first half 2020 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.
For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on its statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.

AFFO represents FFO excluding the effects of business development, capital raising, store acquisition, and third-party management marketing expenses and non-recurring items, which management believes are not indicative of the company’s operating results. The company presents AFFO because it believes it is a helpful measure in understanding the company’s results of operations insofar as it believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. The company also believes that the investment community considers the company’s AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because it utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, the company believes the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. The company considers a store to be stabilized once it has achieved an occupancy rate that the company believes, based on its assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating its performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2020, the company owned nine same-store properties and three non-same-store properties. The company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the Company's financial condition, results of operations and cash flows and the ability of the Company's tenants to pay rent. The company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:

Global Self Storage
Mark C. Winmill, President and CEO
1 (212) 785-0900, ext. 201
mwinmill@globalselfstorage.us

CMA Investor Relations
Ron Both
1 (949) 432-7566
SELF@cma.team

GLOBAL SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Real estate assets, net	$60,117,747	$59,752,153
Cash and cash equivalents	2,385,653	3,990,160
Restricted cash	302,072	263,405
Investments in securities	1,543,143	1,761,312
Accounts receivable	86,082	164,078
Prepaid expenses and other assets	432,964	325,450
Line of credit issuance costs, net	232,206	311,869
Intangible assets, net	158,485	398,795
Goodwill	694,121	694,121
Total assets	$65,952,473	$67,661,343
Liabilities and equity
Note payable, net	$18,617,181	$18,839,787
Line of credit borrowing	4,914,000	4,914,000
Accounts payable and accrued expenses	1,884,088	1,841,640
Total liabilities	25,415,269	25,595,427
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 9,356,202 and 9,330,297 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	93,562	93,303
Additional paid in capital	40,393,722	40,329,502
Retained earnings	49,920	1,643,111
Total equity	40,537,204	42,065,916
Total liabilities and equity	$65,952,473	$67,661,343

GLOBAL SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Rental income	$2,133,512	$2,077,453	$4,283,752	$4,116,137
Other property related income	83,199	71,234	155,159	139,060
Management fees and other income	17,501	—	34,845	—
Total revenues	2,234,212	2,148,687	4,473,756	4,255,197
Expenses
Property operations	875,209	923,529	1,791,289	1,836,878
General and administrative	575,568	554,635	1,258,191	1,110,639
Depreciation and amortization	502,746	352,809	1,018,682	704,376
Business development	817	15,044	10,057	23,294
Total expenses	1,954,340	1,846,017	4,078,219	3,675,187
Operating income	279,872	302,670	395,537	580,010
Other income (expense)
Dividend and interest income	20,270	17,446	44,369	34,646
Unrealized (loss) gain on marketable equity securities	(27,764)	72,833	(218,169)	227,282
Interest expense	(294,522)	(256,104)	(600,305)	(517,270)
Total other (expense), net	(302,016)	(165,825)	(774,105)	(255,342)
Net (loss) income and comprehensive (loss) income	$(22,144)	$136,845	$(378,568)	$324,668
Earnings per share
Basic	$(0.00)	$0.02	$(0.04)	$0.04
Diluted	$(0.00)	$0.02	$(0.04)	$0.04
Weighted average shares outstanding
Basic	9,269,567	7,640,991	9,266,189	7,635,885
Diluted	9,269,567	7,650,296	9,266,189	7,642,980

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income (loss) as presented on the company’s unaudited consolidated statements of operations for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$(22,144)	$136,845	$(378,568)	$324,668
Adjustments:
Management fees and other income	(17,501)	—	(34,845)	—
General and administrative	575,568	554,635	1,258,191	1,110,639
Depreciation and amortization	502,746	352,809	1,018,682	704,376
Business development	817	15,044	10,057	23,294
Dividend, interest, and other income	(20,270)	(17,446)	(44,369)	(34,646)
Unrealized (gain) loss on marketable equity securities	27,764	(72,833)	218,169	(227,282)
Interest expense	294,522	256,104	600,305	517,270
Non-same-store revenues	(396,834)	(305,581)	(775,381)	(605,579)
Non-same-store cost of operations	164,040	96,482	334,116	197,880
Total same-store net operating income	$1,108,708	$1,016,059	$2,206,357	$2,010,620

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Same-store revenues	$1,819,877	$1,843,106	$3,663,530	$3,649,618
Same-store cost of operations	711,169	827,047	1,457,173	1,638,998
Total same-store net operating income	$1,108,708	$1,016,059	$2,206,357	$2,010,620